Exhibit 3.1.3

SECOND AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

BIOLASE, INC.

Biolase, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 23, 1994, as amended on May 14, 2012 (the “Restated Certificate of Incorporation”).

2. Article III of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

THIRD. The total number of shares of stock which the Corporation shall have authority to issue is ONE HUNDRED ONE MILLION (101,000,000) shares of which stock ONE HUNDRED MILLION (100,000,000) shares of $.001 par value shall be common stock and of which ONE MILLION (1,000,000) shares of $.001 par value shall be preferred stock.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 29th day of October 2014.

By:	/s/ Frederick D. Furry
Frederick D. Furry
Chief Financial Officer